Exhibit 99.1

The TJX Companies, Inc. Reports Strong Q3 FY11 EPS, Up 14% Over 40% Growth Last Year

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 16, 2010--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 30, 2010. Net sales for the third quarter of Fiscal 2011 increased 5% to $5.5 billion and consolidated comparable store sales increased 1% over last year. Net income for the third quarter was $372 million. Diluted earnings per share were $.92, up 14% over $.81 per share last year.

For the first nine months of Fiscal 2011, net sales were $15.6 billion, a 9% increase over last year, and consolidated comparable store sales increased 4% over the prior year. Net income was $1.0 billion, and diluted earnings per share were $2.46 up 29% over $1.91 per share in the same period last year. Excluding the non-operating item detailed under “Items Impacting Comparability” (see below), adjusted diluted EPS for the first nine months of Fiscal 2011 were $2.45, a 28% increase over the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “I am very pleased with our third quarter overall performance, which exceeded the high end of our expectations. Earnings per share increased 14% on top of 40% EPS growth last year, demonstrating our ability to continue to grow earnings even against challenging comparisons. Importantly, we were able to sustain last year’s significant increase in profit margin by continuing to run our business with lean inventories, which has led to additional improvement in merchandise margins. Customer traffic continued to be up over large increases last year despite warm weather in September and October, which dampened demand for cold weather apparel. With the weather cooling, November is off to a good start. We are extremely well positioned as we enter the fourth quarter. Our lean inventory position enables us to make the right buys and deliver great value. Further, we believe that our heightened marketing, which is reaching more markets, is helping to drive customer traffic. We will be flowing fresh, gift-giving selections in a variety of categories throughout the holiday selling season and believe that value will continue to be top of mind for consumers.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions) [2,3]
	FY2011	FY2010	FY2011	FY2010
In the U.S.:
Marmaxx[4]	+1%	+9%	$3,503	$3,381
HomeGoods	+3%	+13%	$480	$452
A.J. Wright	-2%	+11%	$205	$198
Outside the U.S.:
TJX Canada	+3%	+1%	$667	$611
TJX Europe	-3%	+1%	$672	$603

TJX	+1%	+7%	$5,526	$5,245

[1] Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [2] Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. [3] Figures may not foot due to rounding. [4] Combination of T.J. Maxx and Marshalls.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had an immaterial impact on consolidated net sales growth in the third quarter of Fiscal 2011. For the first nine months of Fiscal 2011, the movement in foreign currency exchange rates had a 1 percentage-point favorable impact on consolidated net sales growth. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, is on the Company’s website, www.tjx.com.

Items Impacting Comparability

Foreign currency exchange rates had an overall net positive impact on third quarter earnings per share of $.01, in this year’s third quarter, compared with a $.03 per share positive impact last year.

Results for the first nine months of Fiscal 2011 include the earnings benefit from a non-operating item, a reduction in the Company’s provision related to the previously announced computer intrusion(s), which positively impacted earnings per share by $.01. Excluding this non-operating item, adjusted earnings per share in the first nine months were $2.45, a 28% increase over last year’s $1.91. Foreign currency exchange rates had an overall net positive impact on earnings per share for the first nine months of Fiscal 2011 of $.02, compared with an immaterial impact for the same period in the prior year.

Margins

For the third quarter of Fiscal 2011, the Company’s consolidated pretax profit margin was 10.8%, flat to the prior year, in which the consolidated pretax profit margin increased significantly by 2.0 percentage points.

The gross profit margin for the Fiscal 2011 third quarter was 27.5%, flat to the prior year. Merchandise margin improvement and buying and occupancy cost leverage were offset by the impact of mark-to-market adjustments related to the Company’s inventory related hedges. Selling, general and administrative costs as a percent of sales were 16.5%, also flat to the prior year.

Inventory

Total inventories as of October 30, 2010, were $3.3 billion compared with $3.3 billion at the end of the prior year’s third quarter. Consolidated inventories on a per-store basis, including the warehouses, at October 30, 2010, were down 6% versus being down 5% at the end of the third quarter last year. The Company remains very comfortable with its inventory liquidity, which positions it very well to flow fresh merchandise throughout the holiday selling season.

Share Repurchases

During the third quarter, the Company spent a total of $256 million in repurchases of TJX stock, retiring 6.0 million shares. For the first nine months of Fiscal 2011, the Company has spent a total of $845 million in repurchases of TJX stock, retiring 19.7 million shares. The Company now expects to repurchase $1.0 billion to $1.2 billion of TJX stock in Fiscal 2011, which is more than originally planned. The Company may adjust the amount of this spending up or down depending on various factors.

Fourth Quarter and Full Year Fiscal 2011 Outlook

For the fourth quarter of Fiscal 2011, the Company expects diluted earnings per share in the range of $.89 to $.94, which would represent flat to a 5% decrease versus $.94 per share in the prior year, and remains unchanged from the prior outlook. This is based upon an estimated range for consolidated comparable store sales of a 1% to 3% decrease compared to a 12% increase in the fourth quarter of last year.

For the full year Fiscal 2011, the Company is now expecting diluted earnings per share to be in the range of $3.35 to $3.40 on a reported basis, or $3.33 to $3.38 on an adjusted basis, excluding the non-operating item described above, which would represent a 17% to 19% increase over $2.84 per share last year. This range is based upon estimated consolidated comparable store sales growth of approximately 2% to 3%.

The Company’s earnings guidance assumes that currency exchange rates will remain at current levels.

Stores by Concept

During the third quarter ended October 30, 2010, the Company added a net of 74 stores. TJX increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	903	919	26.7	27.2
Marshalls	820	832	25.9	26.2
HomeGoods	328	336	8.1	8.4
A.J. Wright	154	161	3.9	4.1
In Canada:
Winners	211	215	6.2	6.3
HomeSense	79	82	1.9	2.0
In Europe:
T.K. Maxx	283	304	9.0	9.7
HomeSense	21	24	0.4	0.5

TJX	2,799	2,873	82.2	84.3
*Figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 919 T.J. Maxx, 832 Marshalls, 336 HomeGoods, and 161 A.J. Wright stores in the United States. In Canada, the Company operates 212 Winners, 82 HomeSense and 3 STYLESENSE stores, and in Europe, 304 T.K. Maxx and 24 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2011 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2011 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 23, 2010 or at www.tjx.com.

November Fiscal 2011 Sales Recording

Additionally, the Company expects to release its November 2010 sales results on Thursday, December 2, 2010, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s November sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 9, 2010.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls, reconciliations of non-GAAP to GAAP measures, and other financial information are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; customer trends and preferences; market, geographic and category expansion; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; oil prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009

Net sales	$5,525,847	$5,244,946	$15,610,467	$14,346,698

Cost of sales, including buying and occupancy costs	4,006,404	3,802,179	11,374,288	10,609,827
Selling, general and administrative expenses	912,808	864,097	2,587,972	2,390,030
Provision (credit) for Computer Intrusion related costs	-	-	(11,550)	-
Interest expense, net	9,518	12,665	29,992	28,515

Income before provision for income taxes	597,117	566,005	1,629,765	1,318,326
Provision for income taxes	224,808	218,206	621,038	499,752

Net income	$372,309	$347,799	$1,008,727	$818,574

Diluted earnings per share	$0.92	$0.81	$2.46	$1.91

Cash dividends declared per share	$0.15	$0.12	$0.45	$0.36

Weighted average common shares – diluted (in thousands)	403,040	428,092	409,284	430,136

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 30, 2010	October 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,339.1	$1,445.6
Short-term investments	130.0	76.6
Accounts receivable and other current assets	519.7	423.0
Current deferred income taxes, net	34.9	117.8
Merchandise inventories	3,273.0	3,267.7

Total current assets	5,296.7	5,330.7

Property and capital leases, net of depreciation	2,481.9	2,274.3
Other assets	223.6	198.3
Goodwill and tradename, net of amortization	179.9	179.8

TOTAL ASSETS	$8,182.1	$7,983.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$-	$200.4
Accounts payable	1,974.3	1,838.6
Accrued expenses and other current liabilities	1,255.7	1,207.2

Total current liabilities	3,230.0	3,246.2

Other long-term liabilities	760.6	759.0
Non-current deferred income taxes, net	307.8	263.1
Long-term debt	774.4	774.3

Shareholders’ equity	3,109.3	2,940.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,182.1	$7,983.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,008.7	$818.6
Depreciation and amortization	341.1	318.9
Deferred income tax provision	142.6	130.5
Amortization of share-based compensation expense	44.9	40.8
(Increase) in accounts receivable and other assets	(85.5)	(0.6)
(Increase) in merchandise inventories	(719.7)	(577.5)
Increase in accounts payable	454.7	522.1
(Decrease) increase in accrued expenses and other liabilities	(81.0)	82.2
Other	(6.6)	(45.7)

Net cash provided by operating activities	1,099.2	1,289.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(540.4)	(318.9)
Purchases of short-term investments	(102.9)	(199.8)
Sales and maturities of short-term investments	108.8	126.7
Other	0.8	(5.9)
Net cash (used in) investing activities	(533.7)	(397.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on current portion of long-term debt	-	(193.6)
Payments for repurchase of common stock	(845.5)	(530.5)
Proceeds from issuance of long-term debt	-	774.3
Proceeds from sale and issuance of common stock	141.9	154.1
Cash dividends paid	(170.0)	(147.4)
Other	18.5	6.9
Net cash (used in) provided by financing activities	(855.1)	63.8

Effect of exchange rate changes on cash	14.1	36.9

Net (decrease) increase in cash and cash equivalents	(275.5)	992.1
Cash and cash equivalents at beginning of period	1,614.6	453.5

Cash and cash equivalents at end of period	$1,339.1	$1,445.6

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net sales:
U.S. segments:
Marmaxx	$3,502,670	$3,380,543	$10,090,083	$9,464,356
HomeGoods	479,859	452,004	1,392,603	1,256,736
A.J. Wright	204,824	197,841	609,422	559,162
International segments:
TJX Canada	666,799	611,485	1,803,244	1,531,248
TJX Europe	671,695	603,073	1,715,115	1,535,196
Total net sales	$5,525,847	$5,244,946	$15,610,467	$14,346,698

Segment profit (loss):
U.S. segments:
Marmaxx	$453,720	$422,754	$1,338,455	$1,111,775
HomeGoods	44,545	39,454	120,314	79,559
A.J. Wright	(1,183)	1,273	10,615	7,057
International segments:
TJX Canada	113,844	113,011	249,925	180,709
TJX Europe	41,214	48,790	49,178	82,803
Total segment profit	652,140	625,282	1,768,487	1,461,903

General corporate expenses	45,505	46,612	120,280	115,062
Provision (credit) for Computer Intrusion related costs	-	-	(11,550)	-
Interest expense, net	9,518	12,665	29,992	28,515
Income before provision for income taxes	$597,117	$566,005	$1,629,765	$1,318,326

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter of fiscal 2011, TJX completed a $1 billion stock repurchase program begun in fiscal 2010 and initiated another multi-year $1 billion stock repurchase program that had been approved in February 2010. Under both plans during the third quarter, TJX repurchased 6.0 million shares of its common stock at a cost of $256 million. Under both plans for the thirty-nine weeks ended October 30, 2010, TJX repurchased 19.7 million shares of its common stock at a cost of $845 million. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In April 2009, TJX issued $375 million of 6.950% ten year notes and shortly thereafter called for the redemption of its zero coupon convertible subordinated notes, originally due in 2021. Virtually all of the subordinated notes were converted into 15.1 million shares of TJX common stock during the second quarter of fiscal 2010. The Company used the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.
  In July 2009, TJX issued $400 million of 4.200% six year notes. TJX used the proceeds of this offering to pay its 7.45% notes due December 15, 2009 at maturity and refinanced substantially all of its C$235 million term credit facility, which was repaid on August 10, 2009.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323